UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2023

INNOVIVA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1350 Old Bayshore Highway,
Suite 400

Burlingame, California 94010

(650) 238-9600

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	INVA	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2023, Innoviva, Inc. (the “Company”) announced the hiring and appointment of Stephen Basso, age 57, Chief Financial Officer of the Company, effective as of August 21, 2023.

There are no arrangements or understandings between Mr. Basso and any other persons pursuant to which he was selected as the Chief Financial Officer of the Company. There are also no family relationships between Mr. Basso and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Basso brings more than 30 years of experience in the financial services industry and financial leadership in the pharmaceutical industry. Prior to joining Innoviva, Mr. Basso served as Chief Financial Officer and Chief Operating Officer at Cybrexa Therapeutics. Before Cybrexa, Mr. Basso held a variety of finance leadership positions in the industry, including as Senior Vice President of Finance Inozyme Pharma, Inc., Vice President of North American commercial operations and global finance at Alexion Pharmaceuticals, Inc., and various finance roles at Pfizer, Inc. and Fidelity Investments. Mr. Basso received a Bachelor of Science in business from Providence College and a Master of Business Administration in finance from Boston College.

In connection with his appointment as the Chief Financial Officer of the Company, the Company entered into an offer letter agreement with Mr. Basso, dated as of July 28, 2023 (the “Employment Agreement”). The Employment Agreement provides for an initial base salary of $450,000 and eligibility to receive an annual discretionary bonus with a target of 40% of his base salary (as determined in the sole discretion of Company’s Board of Directors (the “Board”) or its Compensation Committee).

Subject to the approval of the Board or its Compensation Committee, Mr. Basso will receive an initial grant of nonqualified stock options to purchase 150,000 shares of the Company’s common stock, subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan (the “Plan”) and the Company’s standard form of stock option agreement (which provides that 25% of the options will vest on the first anniversary of the vesting commencement date and the remainder will vest in equal quarterly installments over the following three years subject to continued employment through the applicable vesting date). The Company will pay Mr. Basso a one-time signing bonus of $100,000 following his start date, which bonus is required to be repaid by Mr. Basso to the Company if his employment is terminated for any reason (other than by the Company without “cause,” by Mr. Basso for “good reason” (as such terms are defined in the Employment Agreement) or as a result of Mr. Basso’s death or disability) prior to the first anniversary of his start date.

Under the Employment Agreement, if Mr. Basso’s employment is terminated (x) by the Company without cause, or (y) by Mr. Basso for good reason, subject to his execution, delivery and non-revocation of a general release of claims in a form acceptable to the Company and his continued compliance with the Employment Agreement and the restrictive covenant agreement described below, Mr. Basso will be entitled to (i) continued payment of his base salary for a period of 12 months following the date of such termination, (ii) payment of his monthly COBRA premium until the earlier of 12 months following the month of such termination, expiration of the COBRA continuation coverage or the date when he obtains new employment offering comparable health insurance, and (iii) if such termination occurs within 12 months after a “change in control” (as defined in the Plan), accelerated vesting of all then-unvested options.

In connection with the Employment Agreement, Mr. Basso also entered into a restrictive covenant agreement, which includes a non-compete, a non-solicit of the employees, consultants, clients, customers and other business relations of the Company and its affiliates, and an indefinite non-disparagement covenant.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure

The press release announcing the appointment of Mr. Basso is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically identified therein as being incorporated therein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Offer Letter between Innoviva, Inc. and Stephen Basso, dated July 28, 2023.

99.1 Press Release of Innoviva, Inc., dated August 25, 2023

104 Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVA, INC.

Date: August 25, 2023	By:	/s/ Pavel Raifeld
Pavel Raifeld
Chief Executive Officer